EXHIBIT 3.1

SECOND AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

OF

ALTA MESA HOLDINGS, LP

(a Texas limited partnership)

March 25, 2014

THE Partnership INTERESTS REFERENCED HEREIN HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS.  WITHOUT REGISTRATION, THESE SECURITIES MAY NOT BE SOLD, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED AT ANY TIME WHATSOEVER, EXCEPT ON DELIVERY TO THE Partnership OF AN OPINION OF COUNSEL SATISFACTORY TO THE General partner THAT REGISTRATION IS NOT REQUIRED FOR THE TRANSFER, OR THE SUBMISSION TO THE General partner OF OTHER EVIDENCE SATISFACTORY TO THE General partner TO THE EFFECT THAT ANY TRANSFER WILL NOT BE IN VIOLATION OF THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS OR ANY RULE OR REGULATIONS PROMULGATED THEREUNDER.  ADDITIONALLY, ANY SALE OR OTHER TRANSFER OF Partnership INTERESTS IS SUBJECT TO CERTAIN RESTRICTIONS THAT ARE SET FORTH IN THESE REGULATIONS.

Table of Contents

(continued)

SECOND AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT
OF
ALTA MESA HOLDINGS, LP

This Second Amended and Restated Limited Partnership Agreement (as amended from time to time in accordance with its terms, this “Agreement”) of Alta Mesa Holdings, LP, a Texas limited partnership (the “Partnership”)  is entered into effective as of March 25, 2014 (the “Effective Date”)  by and among Alta Mesa Holdings GP, LLC, a Texas limited liability company, as general partner (the “General Partner”), Alta Mesa Investment Holdings, Inc.,  a Delaware corporation, as holder of Class B Units  (“AMIH” or the “Class B Limited Partner”), and the parties set forth on Schedule I as Class A Limited Partners (each, a “Class A Limited Partner”, and collectively, the “Class A Limited Partners”, and together with the Class B Limited Partner, the “Limited Partners”) of this Agreement.    Capitalized terms used herein and not defined herein have the meaning ascribed to such terms in the Stockholders Agreement (as defined below).

RECITALS

WHEREAS, the Partnership was formed as a limited partnership under the Texas Revised Limited Partnership Act pursuant to the filing of a Certificate of Limited Partnership of Alta Mesa Holdings, LP (the “Certificate”) filed with the Secretary of State of Texas on September 26, 2005 and the Agreement of Limited Partnership of Alta Mesa Holdings, LP, dated September 26, 2005, by and among the General Partner and the limited partners party thereto, which was amended and restated as the First Amended and Restated Agreement of Limited Partnership of Alta Mesa Holdings, LP, dated September 1, 2006, by and among the General Partner, the Class B Limited Partner and the Class A Limited Partners party thereto, as amended (the “Predecessor Agreement”);

WHEREAS, immediately prior to the execution of this Agreement the Class A Limited Partners shall contribute to AMIH Predecessor Class A Units representing 49.955% of the total outstanding Predecessor Class A Units, in the aggregate (the “Class A Contribution”);

WHEREAS, contemporaneously with the execution of this Agreement (i) the Partnership shall issue Class B Units to the Class B Limited Partner on the terms set forth herein (the “Class B Contribution”); (ii) the Predecessor Class A Units contributed to AMIH by the Class A Limited Partners shall be terminated and extinguished by the Partnership; and (iii) AMIH, the Class A Limited Partners, the Highbridge Holders and Highbridge Principal Strategies, LLC shall enter into a Stockholders Agreement (the “Stockholders Agreement”); and

WHEREAS, the Partners desire to provide for the governance of the Partnership and to set forth in detail their respective rights and duties relating to Partnership and to amend and restate in its entirety the Predecessor Agreement as set forth herein.

ARTICLE I Definitions

In addition to the terms in the Stockholders Agreement, the following terms used in this Agreement shall have the following meaning.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with that Person.  For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“AMIH” means Alta Mesa Holdings Inc., a Delaware corporation.

“Book Value” means with respect to any Partnership asset, the asset’s adjusted basis for federal income tax purposes, except that the Book Values of all Partnership assets shall be adjusted to equal their respective fair market values, in accordance with the rules set forth in Section 1.704-1 (b)(2)(iv)(l) of the Treasury Regulations, except as otherwise provided herein, immediately prior to: (a) the date of the acquisition of any additional Unit by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (b) the date of the actual distribution of more than a de minimis amount of Partnership property (other than a pro rata distribution) to a Partner; or (c) the date of the actual liquidation of the Partnership within the meaning of Section 1,704-1 (b)(2)(ii)(g) of the Treasury Regulations; provided that adjustments pursuant to clauses (a) and (b) above shall be made only if the General Partner determines in its sole discretion that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners. The Book Value of any Partnership asset distributed to any Partner shall be adjusted immediately prior to such distribution to equal its fair market value, The Book Value of any Partnership asset shall be adjusted from time to time by the depreciation, amortization and cost recovery deductions calculated in the manner provided in the definition of Net Income and Net Loss and by Simulated Depletion, as applicable.

“Breaching Class A Limited Partner” has the meaning ascribed to such term in Section 0.

“Capital Account” has the meaning ascribed to such term in ARTICLE VI.

“Capital Contribution” means any cash or cash equivalents that a Limited Partner contributes to the Partnership.

“Cash Dividend” has the meaning set forth in the Series B Certificate of Designations.

“Catch-Up Common Distribution Amount” has the meaning ascribed to such term in the Series B Certificate of Designations.

“Certificate” has the meaning ascribed to such term in the Recitals.

“Class A Contribution” has the meaning ascribed to such term in the Recitals.

“Class A Limited Partner” means each Person listed on Schedule I as Class A Limited Partners.

“Class A Percentage Interest” means, with respect to any holder or group of holders of Class A Units as of any determination time, a fraction (expressed as a percentage), the numerator of which equals the number of outstanding Class A Units held of record by such holder or group of holders as of any determination time and the denominator of which equals the total number of outstanding Class A Units held by all holders of Class A Units as of any determination time.

“Class A Unit” has the meaning ascribed to such term in Section 0.

“Class B Contribution” has the meaning ascribed to such term in the Recitals.

“Class B Limited Partner” has the meaning ascribed to such term in the preamble of this Agreement.

“Class B Liquidation Amount” has the meaning ascribed to such term in Section 4.1(b)(v)(2).

“Class B Unit” has the meaning ascribed to such term in Section 0.

“Conversion Percentage” has the meaning ascribed to such term in the Series B Certificate of Designations.

“Deceased Executive” has the meaning ascribed to such term in Section 3.9(a).

“Distributable Cash” means all cash, revenues and funds received by the Partnership from the Partnership’s operations, less the sum of the following to the extent paid or set aside by the Partnership: (i) all principal and interest payments on indebtedness of the Partnership and all other sums paid to lenders; (ii) all cash expenditures incurred incident to the normal operations of the Partnership’s business; (iii) such cash reserves as the General Partner deems reasonably necessary to the proper operation of the Partnership’s business; and (iv) any tax distribution made pursuant to Section 4.2.

“Effective Date” has the meaning ascribed to such term in the preamble of this Agreement.

“Equity Security” shall mean (i) any shares of capital stock, (ii) any rights, options, warrants or similar securities to subscribe for, purchase or otherwise acquire any shares of capital stock, and (iii) debt or other evidences of indebtedness, capital stock or other securities directly or indirectly convertible into or exercisable or exchangeable for any shares of capital stock.    For purposes of this Agreement, when either the term “Equity Securities” or the term “capital stock” is used with respect to any Person that is not a corporation, including PubCo, such term shall have the meaning that, with respect to such Person, including PubCo (which may or may not be a corporation), achieves an identical effect to the meaning of such term when it is used with respect to the Class B Limited Partner, a corporation.

“General Partner” has the meaning ascribed to such term in the preamble of this Agreement.

“General Partner Company Agreement” means the Amended and Restated Limited Liability Company Agreement of the General Partner, dated as of the date hereof.

“GP Units” has the meaning ascribed to such term in Section 0.

“Highbridge Holders” has the meaning ascribed to such term in the Stockholders Agreement.

“Immediate Family” means, with respect to any individual, (i) that individual’s spouse, parents and lineal descendants (including by adoption) and any trust the sole beneficiaries of which are that individual or any of that individual’s spouse, parents or lineal descendants (including by adoption), and (ii) that individual’s former spouse.

“Indemnified Expenses” has the meaning ascribed to such term in Section 8.7(b).

“Indemnified Parties” has the meaning ascribed to such term in Section 8.7(b).

“Indirect Permitted Transferee” means, subject to Section 3.9, with respect to any Class A Limited Partner, (a) Michael E. Ellis or Harlan H. Chappelle, (b) a member of the Immediate Family of an individual that directly or indirectly owns Equity Securities in such Class A Limited Partner; provided, that, either Michael E. Ellis or Harlan H. Chappelle, as applicable, for so long as such individual is living, must retain, directly or indirectly, voting control of the Units held by such Class A Limited Partner pursuant to a voting agreement that is delivered to the Partnership and the Highbridge Holders within five (5) Business Days after the applicable Transfer, and (c) any owner or Affiliate of such Class A Limited Partner; provided, that, either Michael E. Ellis or Harlan H. Chappelle, as applicable, for so long as such individual is living, must retain, directly or indirectly, voting control of the Units held by such Class A Limited Partner pursuant to a voting agreement that is delivered to the Partnership and the Highbridge Holders within five (5) Business Days after the applicable Transfer.

“Indirect Transfer” means, with respect to any Class A Limited Partner (other than RBS Equity Corporation and Macquarie Americas Corp.), any single or series of related transactions that result in a Person (or Persons acting in concert), other than an Indirect Permitted Transferee of the Class A Limited Partner in question, who did not directly or indirectly own Equity Securities in such Class A Limited Partner prior to the consummation of such single or series of related transactions acquiring or owning, directly or indirectly, any Equity Securities in such Class A Limited Partner.

“IPO” has the meaning set forth in the definition of “Liquidity Event.”

“Limited Partner” means each of the Class A Limited Partners or the Class B Limited Partner.

“Liquidity Event” means the first to occur, in one or a series of related transactions, of (i) a disposition of all or substantially all of the assets of the Class B Limited Partner and its Subsidiaries to a Person that is not an Affiliate of the Class B Limited Partner, whether by virtue of an asset sale or a transfer of Equity Securities (whether through a sale, merger consolidation, share exchange or otherwise), except to the extent described in clause (ii) of this definition, (ii) a disposition of all of the Equity Securities of the Class B Limited Partner, held directly or indirectly, by the holders thereof (through a sale, merger, consolidation, share exchange or otherwise), (iii) the consummation of a firm underwritten initial public offering registered under the Securities Act of any class of Equity Securities of the Class B Limited Partner (or any successor thereto) or any of its Subsidiaries that hold all or substantially all of the Class B Limited Partner’s assets on a consolidated basis (an “IPO”) that is not a Qualified IPO and, (iv) a Qualified IPO, and (a) in the case of (i), the distribution by the Class B Limited Partner to the holders of Equity Securities of the Class B Limited Partner of all or substantially all of the proceeds received by the Class B Limited Partner and its Subsidiaries pursuant to such transaction, and (b), in the case of (iii) or (iv), (1) the payment in full by the Class B Limited Partner of any Special IPO Dividend (as defined in the Series B Certificate of Designations)  if  and  as  required  pursuant  to  Section  9(j)  of the  Series  B  Certificate of Designations and (2) if the IPO or Qualified IPO is of a Subsidiary of the Class B Limited Partner or a holding company parent of the Class B Limited Partner (the “PubCo”), then either (x) the distribution by the Class B Limited Partner (or its holding company parent) to the holders of Equity Securities of the Class B Limited Partner the residual traded securities of PubCo or (y) if PubCo is not owned directly by the stockholders of the Class B Limited Partner, the distribution to the stockholders of the Class B Limited Partner of the maximum amount of cash proceeds, if any, of such IPO or Qualified IPO, as the case may be, that the managing underwriters advising PubCo, in their reasonable discretion, conclude in writing can be distributed to the stockholders of the Class B Limited Partner without adversely affecting the price per share of the Equity Securities being sold in connection with such IPO or Qualified IPO, as the case may be.

“Majority Consent” means with respect to the Class A Limited Partners as of any determination time, the affirmative written consent of Class A Limited Partners that collectively hold more than fifty percent (50%) of the Class A Units then held by all Class A Limited Partners.

“Mezzanine Interest Termination Event” means, as of any determination time, an event that shall be deemed to occur upon the final payment in full of all accrued and unpaid interest under the Notes (as defined in the Note Purchase Agreement) at such time.

“Mezzanine Total Termination Event” means an event that shall be deemed to occur upon the final payment in full of all of the Note Obligations (as defined in the Note Purchase Agreement), which shall include, without limitation, all Note Obligations constituting outstanding principal under the Notes (as defined in the Note Purchase Agreement) at such time. For purposes of clarity, the Mezzanine Interest Termination Event must occur prior to the Mezzanine Total Termination Event.

“Net Income and Net Loss” means for each fiscal year or other period, the taxable income or loss of the Partnership, as the case may be; determined in accordance with the accounting method used by the Partnership for federal income tax purposes with the following adjustments: (a) all items of income, gain, loss, deduction or expense specially allocated pursuant to Section 5.2 of this Agreement shall not be taken into account in computing such Net Income or Net Loss; (b) any income of the Partnership that is exempt from federal income taxation, and not otherwise taken into account in computing Net Income and Net Loss shall be added to such taxable income or loss; (c) if the Book Value of any asset differs from its adjusted tax basis for federal income tax purposes any gain or loss resulting from a disposition of such asset shall be calculated with reference to such Book Value; (d) upon an adjustment to the Book Value of any asset pursuant to the definition of Book Value, the amount of the adjustment shall be included as gain or loss in computing Net Income or Net Loss; (e) if the Book Value of any asset differs from its adjusted tax basis for federal income tax purposes the amount of depreciation, amortization or cost recovery deductions with respect to such asset for purposes of determining Net Income and Net Loss shall be an amount which bears the same ratio to such Book Value as the federal income tax depreciation, amortization or other cost recovery deductions bears to such adjusted tax basis (provided, that if the federal income tax depreciation, amortization or other cost recovery deduction is zero, the General Partner may use any reasonable method for purposes of determining depreciation, amortization or other cost recovery deductions in calculating Net Income and Net Loss); and (f) except for items in (a) above, any expenditures of the Partnership not deductible in computing taxable income or loss, not properly capitalizable and not otherwise taken into account in computing Net Income and Net Loss pursuant to this definition, shall be treated as deductible items. Simulated Depletion, Simulated Gain and Simulated Loss shall not be taken into account in computing Net Income and Net Loss.

“Outstanding Liquidation Amount” means $150,000,000.

“Participation Event” has the meaning ascribed to such term in Section3.6(b).

“Partner” means any of the Limited Partners or the General Partner, individually.

“Partners” means the Limited Partners and the General Partner, together.

“Partnership” has the meaning ascribed to such term in the recitals.

“Passing Holder” or “Passing Holders” has the meaning ascribed to such term in Section 3.9(b).

“Passing Interest” has the meaning ascribed to such term in Section 3.9(a).

“Passing Interest Notice” has the meaning ascribed to such term in Section 3.9(b).

“Permitted Transfer” means (1) a Transfer pursuant to and in accordance with Sections  0 and 0;  (2) a Transfer pursuant to and in accordance with Section 3.9,  (3) a Transfer to be made in connection with an IPO or Qualified IPO; or (4) a Transfer at any time of all or any portion of Class A Limited Partner’s Units to: (a)  if such Class A Limited Partner is an individual, any members of such Class A Limited Partner’s Immediate Family; provided, that, Michael E. Ellis or Harlan H. Chappelle, as applicable, for so long as such individual is living, must retain, directly or indirectly, voting control of such Immediate Family Member’s Units pursuant to a voting agreement that is delivered to the Partnership and the Highbridge Holders within five (5) Business Days after such Transfer; (b) if such Class A Limited Partner is a trust, the beneficiary or beneficiaries thereof; (c) if such Class A Limited Partner is an individual, the guardian or legal representative of a Class A Limited Partner as to whose estate a guardian or legal representative is appointed and to the executor or administrator of the estate of a deceased Class A Limited Partner; (d) another Class A Limited Partner (other than RBS Equity Corporation, Macquarie

Americas Corp. or any of their respective Affiliates), (e) if such Class A Limited Partner is an entity, any owner or Affiliate of such Class A Limited Partner; provided, that, if such transferee is an owner or Affiliate of such Class A Limited Partner (other than RBS Equity Corporation, Macquarie Americas Corp. or any of their respective Affiliates), Michael E. Ellis or Harlan H. Chappelle, as applicable, for so long as such individual is living, must retain, directly or indirectly, voting control of such Class A Limited Partner’s Units pursuant to a voting agreement that is delivered to the Partnership and the Highbridge Holders within five (5) Business Days after such Transfer and (f) if such Class A Limited Partner is RBS Equity Corporation, Macquarie Americas Corp. or any of their respective Affiliates, the Class B Limited Partner.

“Personal Representative” has the meaning ascribed to such term in Section 3.9(b).

“Predecessor Agreement”  has the meaning ascribed to such term in the recitals.

“Predecessor Class A Units” means the Class A Units of the Partnership issued under the Predecessor Agreement and contributed to AMIH concurrently with the execution of this Agreement.

“PubCo” has the meaning set forth in the definition of “Liquidity Event.”

“Qualified IPO” means an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8 (or any successor form)) of the common equity of the Class B Limited Partner or any of its direct or indirect shareholders (or a corporate successor of any of the foregoing) (a) pursuant to an effective registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act (whether alone or in conjunction with a secondary public offering), (b) resulting in gross proceeds of at least $300,000,000, (c) for which, were such public offering to constitute an IPO for purposes of Section 9(g) of the Series B Certificate of Designations, the Conversion Percentage with respect to such public offering for purposes of Section 9(a)(iv) of the Series B Certificate of Designations would be less than forty-seven and five-tenths percent (47.50%) based on the assumed distribution of the Hypothetical IPO Proceeds (as defined in the Series B Certificate of Designations) in connection with such public offering pursuant to Section 9(g) of the Series B Certificate of Designations and (d) with respect to which the Class B Limited Partner shall be able to satisfy in full its payment obligations to the Highbridge Holders in respect of payments of the Special IPO Dividend (as defined in the Series B Certificate of Designations) if and as required pursuant to Section 9(j) of the Series B Certificate of Designations.

“Remaining Liquidation Distribution Amount” has the meaning ascribed to such term in Section 4.1(b)(v)(2).

“Series B Certificate of Designations” means  the Certificate of Designations of Series B Convertible Preferred Stock of the Class B Limited Partner filed with the Delaware Secretary of State on or about the date hereof, as amended, restated or modified from time to time.

“Simulated Basis” shall mean the Book Value of any oil and gas property (as defined in Section 614 of the Code) as adjusted from time to time for Simulated Depletion.

“Simulated Depletion” shall mean, with respect to each oil and gas property, a depletion allowance computed in accordance with federal income tax principles and in the manner specified in Treasury Regulation Section 1.704-1 (b)(2)(iv)(k)(2). For purposes of computing Simulated Depletion with respect to any property, the Simulated Basis of such property shall be deemed to be the Book Value of such property, and in no event shall such allowance, in the aggregate, exceed such Simulated Basis.

“Simulated Gain” shall mean the excess of the amount realized from the sale or other disposition of an oil or gas property over the Book Value of such property. If the Book Value of any property the sale of which would result in Simulated Gain is adjusted as provided in this Agreement, the amount of such adjustment shall be taken into account as gain from the disposition of such property for purposes of computing Simulated Gain.

“Simulated Loss” shall mean the excess of the Book Value of an oil or gas property over the amount realized from the sale or other disposition of such property. If the Book Value of any property the sale of which would result in Simulated Loss is adjusted as provided in this Agreement, the amount of such adjustment shall be taken into account as loss from the disposition of such property for purposes of computing Simulated Loss.

“Stockholders Agreement” has the meaning ascribed to such term in the recitals.

“Subject Holder” has the meaning ascribed to such term in Section 3.9(b).

“Subsidiary”  of a Person shall mean any other Person of which more than fifty percent (50%) of the outstanding Equity Securities having ordinary voting power under ordinary circumstances to elect a majority of the board of directors or similar governing body of such other Person (irrespective of whether at such time Equity Securities of any other classes of such other Person shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly controlled by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person.  Unless otherwise indicated herein, each reference to the term “Subsidiary” shall mean a Subsidiary of the Class B Limited Partner.

“Surviving Party”  has the meaning ascribed to such term in Section 3.9(c)

“Tax Matters Partner” has the meaning ascribed to such term in Section 11.7.

“TBOC” means the Texas Business Organizations Code as in effect on the date hereof and as it may be amended hereafter from time to time.

“Treasury Regulations” means the income tax regulations, including temporary regulations, promulgated under the Code, as amended from time to time.

“Units” means the Class A Units and Class B Units, collectively, representing ownership interest of a Partner in the Partnership, and includes any and all rights, benefits and privileges to which such Partner is entitled in his capacity as a Partner of the Partnership as provided in this Agreement, the TBOC, the Certificate or otherwise, together with all obligations, duties and liabilities imposed on such Partner in his capacity as a Partner of the Partnership as provided in this Agreement, the TBOC, the Certificate or otherwise  and any “Unit” shall refer to any one of the foregoing.

“Voting Agreement” has the meaning ascribed to such term in Section 3.9(c).

ARTICLE II Organization

2.1Formation.  The Partnership was formed as a limited partnership under the TBOC by the filing of the Certificate with the Office of the Secretary of State of Texas on the applicable date referred to in the Recitals to this Agreement.  The parties hereto agree to continue the Partnership.  The rights, obligations and liabilities of the Limited Partners shall be determined pursuant to the TBOC and this Agreement and shall be subject to the terms, provisions and conditions set forth therein and herein.  To the extent that the rights, obligations or liabilities of any Limited Partner are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the TBOC, control.  The purpose of the Partnership is to engage in any lawful act or activity for which limited liability companies may be formed under the TBOC.

2.2Filing.  The General Partner shall accomplish all filing, recording, publishing and other acts necessary or appropriate for compliance with all requirements for operation of the Partnership as a limited partnership under this Agreement and the TBOC and under all other laws of the State of Texas and such other jurisdictions in which the Partnership determines that it may conduct business.

2.3Name.  The name of the Partnership is “Alta Mesa Holdings, LP” as such name may be modified from time to time by the General Partner as it may deem advisable.

2.4Office and Agent.  The Partnership shall continuously maintain an office and registered agent in the State of Texas as required by the TBOC.  The Texas office and registered agent for the Partnership shall be the name and address set forth in the Certificate or such other Texas office and/or registered agent as the General Partner may designate from time to time.  The Partnership also may have such other offices as the General Partner from time to time may determine or as the business of the Partnership may require.

2.5Addresses for Notices.  The addresses of the Limited Partners are set forth on Schedule I and otherwise as set forth in the Partnership’s records as maintained by the General Partner.  The administrative address of the Partnership is Attn: Michael A. McCabe, 15021 Katy Freeway, Suite 400, Houston, TX 77094.  Any Limited Partner may change its address by prior written notice to the General Partner at the administrative address of the Partnership, in which case the General Partner shall update the schedules hereto accordingly.  The General Partner may change its address by prior written notice to the Limited Partners at their respective addresses for notices.  Any notice issued in connection with this Agreement shall be in writing and shall be sent to the Partnership, the General Partner, or the Limited Partners, as the case may be, at their respective addresses provided for in this Section 0.

2.6Foreign Qualification.  Prior to the Partnership’s conducting business in any jurisdiction other than Texas, the General Partner shall cause the Partnership to comply, to the extent those matters are reasonably within the control of the General Partner, with all requirements necessary to qualify the Partnership as a foreign limited partnership (or a partnership in which the Limited Partners have limited liability) in that jurisdiction. At the request of the General Partner, each Partner shall execute, acknowledge, swear to, and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to form, qualify, continue, and terminate the Partnership as a limited partnership under the law of the State of Texas and to qualify, continue, and terminate the Partnership as a foreign limited partnership (or a partnership in which the Limited Partners have limited liability) in all other jurisdictions in which the Partnership may conduct business, and to this end the General Partner may use the power of attorney described in Section 0.

ARTICLE III Limited Partners; Units; Transfer restrictions

3.1Limited Partners.  As of the Effective Date, the Persons listed on Schedule I shall be the only Limited Partners of the Partnership.

3.2Management by the Limited Partners.

(a)The Limited Partners, in their capacity as Limited Partners, shall not have any power or authority to manage the business or affairs of the Partnership or to bind the Partnership or to enter into agreements on behalf of the Partnership, whether by voting or otherwise.  To the fullest extent permitted by applicable law, no Limited Partner, in its capacity as a Limited Partner, shall have any duty, fiduciary or otherwise to the Partnership or any other Limited Partner in connection with the business and affairs of the Partnership or any consent or approval given or withheld pursuant to this Agreement.

(b)In exercising its rights under this Agreement, AMIH in its capacity as the Class B Limited Partner shall act in accordance with the Stockholders Agreement.

(c)The Limited Partners, as such, shall have no vote on any matters except if and to the extent voting is required by the applicable provisions of the TBOC and such voting rights cannot be extinguished by agreement of the Partners.

3.3Units.  The Units in the Partnership shall be divided into non-economic general partner interests owned by the General Partner (the “GP Units”) and two classes of non-voting economic units referred to as “Class A Units” and “Class B Units” with the relative rights and obligations specified in this Agreement.  The Class A Units are held by the General Partner and each of the Class A Limited Partners listed on Schedule I.  Immediately following the Class A Contribution, the Predecessor Class A Units associated therewith were terminated and extinguished.  The Class B Limited Partner owns 100% of the Class B Units.

3.4Admission of Limited Partners.  Any assignee of Units pursuant to a Transfer in accordance with the terms of this Agreement shall be admitted to the Partnership as a Limited Partner, upon consent of the General Partner and receipt by the General Partner of counterpart signature pages to documents in form and substance satisfactory to the General Partner to evidence such assignee’s agreement to be bound by the terms and provisions of this Agreement and the Stockholders Agreement;  provided, however, that if the Class B Member is an assignee of Class A Units in connection with a Permitted Transfer under clause (3)(f) of the definition of “Permitted Transfer” and the execution, delivery and performance of obligations by the Class B Member pursuant to a definitive agreement in respect of such Permitted Transfer has been duly authorized by the Unanimous Consent of the Board of the Class B Partner, the foregoing requirements of this Section 3.4 shall not apply to the Class B Partner in respect of such Permitted Transfer or the Class A Units assigned to the Class B Partner in connection therewith.    To the extent any such assignee is a natural person, the assignee’s spouse shall also execute such documents as are required by the Partnership.  Upon the admission of any assignee as a new Limited Partner in accordance with the terms of this Agreement, the General Partner shall update Schedule I accordingly.

3.5Limitations on Transfers.    No Class A Limited Partner shall Transfer any of its Class A Units unless pursuant to a Permitted Transfer, or with the prior written consent of the Class B Limited Partner and the General Partner.  Except as otherwise provided in the previous sentence, any Transfer of Class A Units shall be subject to the limitations and conditions on Transfer contained in the Stockholders Agreement as though such Class A Units were “Shares” under the Stockholders Agreement.

3.6Liquidity Event.

(a)Drag Along.

(i)If the Class A Limited Partners receive a Liquidity Event Notice (in their capacities as Stockholders) that involves the direct sale of Class B Units, the Class B Limited Partner shall also provide the General Partner the same such Liquidity Event Notice provided to the Class A Limited Partners, and each Class A Limited Partner and the General Partner shall cooperate with the Class B Limited Partner in good faith in connection therewith. Each Class A Limited Partner and the General Partner shall, and shall cause its Affiliates to, take all actions, including those set forth in Section 13(d) of the Stockholders Agreement, if applicable, reasonably necessary or appropriate to (i) cooperate with the Class B Limited Partner in working toward the consummation of a Liquidity Event and (ii) execute and perform such sale, conveyance, transfer, assignment or any other documents of any kind as are or become necessary to effect a Liquidity Event.  Each Class A Limited Partner and the General Partner shall, and shall cause its Affiliates to, collaborate with the other Partners in good faith in order to optimize the tax structure of the Liquidity Event for all Partners.

(ii)The value of any GP Units Transferred in connection with the Liquidity Event described in Section 3.6(a)(i) shall be deemed to be zero.  The General Partner shall not have any right to receive, be transferred or be entitled to any interest in any proceeds or consideration that would be transferred to or received by the General Partner from the sale or transfer of the General Partner’s GP Units in connection with such Liquidity Event.  Notwithstanding the foregoing, the General Partner shall be entitled to proceeds and consideration pursuant to the Liquidity Event with respect to its Class A Units.

(b)Mandatory Contribution.  If the Class A Limited Partners receive a Liquidity Event Notice in respect of an IPO or Qualified IPO (a “Participation Event”), then (i) all Class A Limited Partners shall contribute all of their outstanding Class A Units, and (ii) the members of the General Partner shall contribute the General Partner, to the Class B Limited Partner in connection therewith at the instruction of the Class B Limited Partner pursuant to a Contribution Agreement that is in the form attached hereto as Exhibit B.

(c)Special Rule for Distributions.  No Limited Partner shall have any right to receive, be transferred or be entitled to any interest in any proceeds or consideration that would be directly transferred to or received by such Limited Partner from the sale or transfer of such Limited Partner’s Units in connection with a Liquidity Event conducted pursuant to Section 3.6(a)(i) (the “Drag-Along Proceeds”).  The General Partner shall cause the Drag-Along Proceeds to be applied by the Partnership solely pursuant to Section 0(b).

3.7Indirect Transfer.    No Indirect Transfer in respect of a Class A Limited Partner shall occur, and no Class A Limited Partner shall cause or permit such a Indirect Transfer to occur in respect of such Class A Limited Partner, without the prior written consent of the Class B Limited Partner.  If, any such Indirect Transfer occurs with respect to any Class A Limited Partner in violation of this Section 0 and such Indirect Transfer has not, to the reasonable satisfaction of the Class B Limited Partner been cured or reversed or has not otherwise ceased to exist within ten (10) days following the earlier to occur of (i) the applicable Class A Limited Partner becoming aware of the occurrence of such Indirect Transfer or (ii) notice of such Indirect Transfer being provided to such Class A Limited Partner by the Partnership or the Class B Limited Partner, then such Class A Limited Partner shall, effective as of the occurrence of such Indirect Transfer, constitute a “Breaching Class A Limited Partner” for purposes of this Agreement.  In consideration for the benefits provided to each Class A Limited Partner through its ownership of the Class A Units owned by it and its rights under this Agreement, the receipt and sufficiency of which are each hereby irrevocably acknowledged, each Class A Limited Partner agrees that if such Class A Limited Partner in the future constitutes a Breaching Class A Limited Partner, then from and after the occurrence of the Indirect Transfer that causes such Class A Limited Partner to constitute a Breaching Class A Limited Partner, it shall have irrevocably surrendered its Class A Units to the non-Breaching Class A  Limited Partners pro rata in proportion to the Class A Units held by such non-Breaching Class A  Limited Partners.    For purposes of clarity, in the event an “Indirect Transfer” occurs pursuant to the Stockholders Agreement with respect to a Class A Limited Partner and such event would constitute an Indirect Transfer hereunder and notice of such event is provided to such Class A Limited Partner pursuant to the Stockholders Agreement, such notice shall also constitute notice of an Indirect Transfer for purposes of this Section 3.7.

3.8Certificates.

(a)Entitlement to Certificates.  The Partnership shall provide each owner of a Unit in the Partnership a certificate in such form as is approved by the Partnership and conforms with applicable law, certifying the Unit owned by it.  Further, for purposes of providing for Transfer of, perfecting a lien or encumbrance in, and other relevant matters related to, a Unit, the Unit will be deemed to be a “security” subject to the rules set forth in Chapters 8 and 9 of the Texas Uniform Commercial Code and any similar Uniform Commercial Code provision adopted by any other relevant jurisdiction.

(b)Restrictive Legend.  In the absence of a more restrictive legend, all certificates evidencing Units will be stamped or typed in a conspicuous place with the following legend:

THE Partnership INTERESTS REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS.  WITHOUT REGISTRATION, THESE SECURITIES MAY NOT BE SOLD, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED AT ANY TIME WHATSOEVER, EXCEPT ON DELIVERY TO THE Partnership OF AN OPINION OF COUNSEL SATISFACTORY TO THE General partner THAT REGISTRATION IS NOT REQUIRED FOR THE TRANSFER, OR THE SUBMISSION TO THE General partner OF OTHER EVIDENCE SATISFACTORY TO THE General partner TO THE EFFECT THAT ANY TRANSFER WILL NOT BE IN VIOLATION OF THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS OR ANY RULE OR REGULATIONS PROMULGATED THEREUNDER.  ADDITIONALLY, ANY SALE OR OTHER TRANSFER OF Partnership INTERESTS IS SUBJECT TO CERTAIN RESTRICTIONS THAT ARE SET FORTH IN THE SECOND AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT OF ALTA MESA HOLDINGS, LP, AS AMENDED.

Such legend will also be placed on all certificates that are hereafter issued to any Partner.

(c)Lost, Stolen or Destroyed Certificates.  The Partnership may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Partnership alleged to have been lost, stolen or destroyed upon the making of an affidavit of that fact by the Person claiming the certificate to be lost, stolen or destroyed.  When authorizing such issue of a new certificate or certificates, the Partnership may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or its legal representative, to advertise the same in such manner as it will require and/or to give the Partnership a bond in such sum as it may direct as indemnity against any claim that may be made against the Partnership with respect to the certificate alleged to have been lost, stolen or destroyed.

(d)Transfer of Partnership Interest.  Upon surrender to the Partnership or its transfer agent, if any, of a certificate representing Units duly endorsed or accompanied by proper evidence of succession, assignation or Transfer in accordance with this Agreement and of the payment of all taxes applicable to the Transfer of said Interest, the Partnership will be obligated to issue a new certificate to the Person entitled thereto, cancel the old certificate and record the transaction upon its books, provided,  however, that the Partnership will not be so obligated unless such Transfer was made in compliance with the provisions of this Agreement and any applicable state and federal laws.

(e)Registered Holders.  The Partnership will be entitled to recognize the exclusive right of a Person registered on its books as the owner of the indicated Units and will not be bound to recognize any equitable or other claim to or interest in such Units on the part of any Person other than such registered owner, whether or not it will have express or other notice thereof, except as otherwise provided by law.

3.9Death of Certain Individuals.

(a)Upon the death of either Michael E. Ellis or Harlan H. Chappelle (such executive, the “Deceased Executive”), all or any portion of the Units held directly or indirectly by such Deceased Executive (including, for purposes of clarity, the Units of any Class A Limited Partner over or with respect to which such Deceased Executive possessed or held (including, pursuant to the definition of Permitted Transfer, any Class A Limited Partner over which such Deceased Executive was required to possess or hold), directly or indirectly, voting control of the Units held by such Class A Limited Partner, whether under a Voting Agreement or otherwise) (such Units or any interest therein being referred to herein as the “Passing Interest”) shall be subject to the provisions of this Section 3.9.

(b)Upon such Deceased Executive’s death, the Partnership shall give prompt written notice to the Class B Limited Partner and Highbridge Holders of such event (the “Passing Interest Notice”), which such notice shall contain the names and addresses for purposes of notice of (i) if all or any portion of the Passing Interest that is directly held by such Deceased Executive’s personal representative (the personal representative of the Deceased Executive’s estate, the “Personal Representative”) and (ii) if all or any portion of the Passing Interest is directly held by any Class A Limited Partner (any such Class A Limited Partner, a “Subject Holder” and together with each other Subject Holder, if any, and the Personal Representative, if any, collectively referred to herein as the “Passing Holders” and individually referred to herein as a “Passing Holder”).

(c)If, following the delivery of any Passing Interest Notice, either Michael E. Ellis or Harlan H. Chappelle, as applicable (the “Surviving Party”), survives such Deceased Executive, then, within thirty (30) days after delivery of such Passing Interest Notice, each Passing Holder shall transfer voting control of the Passing Interest to the Surviving Party, and the Passing Interest may be transferred or retained, as applicable, to, or by such Persons who would have otherwise held such Passing Interest had such Passing Interest not been subject to the provisions of this Section 3.9, and such Persons may hold such portion of such Passing Interest subject to the terms and conditions hereof, including entering into a Voting Agreement.  If the Transfer of such portion of such Passing Interest is in connection with an Indirect Transfer, after giving effect to such Indirect Transfer (but prior to giving effect to any future Indirect Transfer or Transfer), the holders of such portion of such Passing Interest will be considered for all purposes hereunder an Indirect Permitted Transferee with respect to such Passing Interest.   If the Transfer of such portion of such Passing Interest is in connection with a direct Transfer, subject to compliance with Section 3.4, after giving effect to such direct Transfer (but prior to giving effect to any future Indirect Transfer or Transfer), such Transfer will be considered a Permitted

Transfer for all purposes hereunder and the holders of such portion of such Passing Interest will be considered for all purposes hereunder a Permitted Transferee with respect to such Passing Interest.  A “Voting Agreement” is an agreement between the Passing Holder and the Surviving Party, whereby voting control of the Passing Interest is held by such Surviving Party.  The Surviving Party will provide a copy of the Voting Agreement to the Company and the Highbridge Holders within forty-five (45) days of the end of such thirty (30)-day period.  If Harlan H. Chappelle or Michael E. Ellis is a party to a Voting Agreement and such individual dies, then the provisions of this Section 3.9 shall apply with respect to the Units held by the Passing Holder and its successors, assigns and transferees.

(d)Notwithstanding the foregoing Section 3.9©, if following the delivery of any Passing Interest Notice, neither Michael E. Ellis nor Harlan H. Chappelle is still living, then, each Passing Holder shall be subject to, and upon the request of the Highbridge Holders, shall enter into, a voting agreement substantially in the form of the Highbridge Voting Agreement that will be attached as an exhibit to the Stockholders Agreement following the Effective Date with conforming changes.

ARTICLE IV Distributions

4.1Distributions.

(a)Each distribution made by the Partnership,  regardless of the source, shall be made in accordance with this Section 4.1 and applicable law.

(b)Current distributions of Distributable Cash and distributions upon the liquidation, sale, merger, consolidation, dissolution or winding up of the Partnership shall be made by the General Partner in accordance with this Section 4.1(b). The General Partner shall have sole discretion to determine the timing of any distribution and the aggregate amounts available for such distribution and, subject to the proviso at the end of this Section 4.1(b), such distributions shall be made:

(i)First, unless  a Mezzanine Interest Termination Event has occurred as of the time of such distribution, 100% of any such distribution shall be paid to the holders of the Class B Units, but if the Mezzanine Interest Termination Event would occur in connection with the payment of such distribution, then only the amount necessary to cause the Mezzanine Interest Termination Event to occur will be paid to the holders of the Class B Units pursuant to this Section 4.l(b)(i) and the remaining amount of such distribution shall be paid in accordance with the following provisions of this Section 4.1(b); then

(ii)Second, unless a Mezzanine Total Termination Event has occurred as of the time of such distribution, 100% of any such distribution (including the remaining amount of any distribution after giving effect to any payment to the holders of the Class B Units pursuant to Section 4.1(b)(i) shall be paid to the holders of the Class B Units, but if the Mezzanine Total Termination Event would occur in connection with the payment of such distribution, then only the amount necessary to cause the Mezzanine Total Termination Event to occur will be paid to the holders of the Class B Units pursuant to this Section 4.l(b)(ii) and the remaining amount of such distribution shall be paid in accordance with the following provisions of this Section 4.1(b);

(iii)Third,  if each of the Mezzanine Interest Termination Event and the Mezzanine Total Termination Event has occurred as of the time of such distribution or the latter occurs in connection with a payment of such distribution pursuant to Section 4.1(b)(ii) then,  unless the PIK Amount (as defined in the Series B Certificate of Designations) equals zero as of the time of (but before giving effect to) such distribution, 100% of any such distribution (including the remaining amount of any distribution after giving effect to any payment to the holders of the Class B Units pursuant to Section 4.1(b)(ii)) shall be paid to the holders of the Class B Units until such time as the holders of the Class B Units have received an amount equal to the PIK Amount as of the time of (but before giving effect to) such distribution, and if any amount of such distribution remains to be paid by the Partnership after the holders of the Class B Units have received an amount equal to such PIK Amount, then such remaining amount of such distribution shall be paid in accordance with the following provisions of this Section 4.1(b); then

(iv)Fourth,  if  each of the Mezzanine Interest Termination Event and the Mezzanine Total Termination Event has occurred as of the time of such distribution and the PIK Amount equals zero as of the time of or after giving effect to such distribution pursuant to Section 4.1(b)(iii) then, unless the Catch-Up Common Distribution Amount (as defined in the Certificate of Designations) equals zero as of the time of (but before giving effect to) such distribution, then 100% of any such distribution (including the remaining amount of any distribution after giving effect to any payment to the holders of the Class B Units pursuant to Section 4.1(b)(iii)) shall be paid to the holders of the Class B Units until such time as the holders of the Class B Units have received an amount equal to the Catch-Up Common Distribution Amount as of the time of (but before giving effect to) such distribution, and if any amount of such distribution remains to be paid by the Partnership after the holders of the Class B Units have received an amount equal to such Catch-Up Common Distribution Amount, then such remaining amount of such distribution shall be paid in accordance with the following provisions of this Section 4.1(b); then

(v)Fifth, if all holders of the Class B Units have received all distributions to which they are entitled at such time pursuant to the foregoing provisions of this Section 4.1(b) (such that, for purposes of clarity,  each of the Mezzanine Interest Termination Event and the Mezzanine Total Termination Event have occurred, and each of the PIK Amount and the Catch-Up Common Distribution Amount equal zero), then:

(1)If such distribution is not being made pursuant to Section 10.2(b), (A) 68.81% of any such distribution shall be paid to the holders of the Class B

Units and (B) 31.19% of any such distribution shall be paid to the holders of the Class A Units (and among such holders, pro rata based on their relative Class A Percentage Interests as of the date of such distribution); or

(2)If such distribution is being made pursuant to Section 10.2(b),  (x) the amount of such distribution that remains available to be distributed pursuant to this Section 4.1(b)(v) prior to giving effect to distribution pursuant to this Section 4.1(b)(v) shall constitute the “Remaining Liquidation Distribution Amount” with respect to any such distribution and (y) if the Remaining Liquidation Distribution Amount is less than the Outstanding Liquidation Amount, then 100% of any such distribution shall be paid to the holders of the Class B Units; or

(3)If such distribution is being made pursuant to Section 10.2(b),  (x)  if the Remaining Liquidation Distribution Amount is greater than the Outstanding Liquidation Amount and (y) if the sum of (A) the Outstanding Liquidation Amount plus (B) the product obtained by multiplying 28.41% times an amount equal to the difference between (X) the Remaining Liquidation Distribution Amount minus (Y) the Outstanding Liquidation Amount (such sum, with respect to such distribution, the “Class B Liquidation Amount”) exceeds the product of 68.81% times the Remaining Liquidation Distribution Amount, then an amount equal to the Class B Liquidation Amount shall be paid to the holders of the Class B Units and the remaining portion of the Remaining Liquidation Distribution Amount shall be paid to the holders of the Class A Units (and among such holders, pro rata based on their relative Class A Percentage Interests as of the date of such distribution);  or

(4)If such distribution is being made pursuant to Section 10.2(b),  (x) if the Remaining Liquidation Distribution Amount is greater than the Outstanding Liquidation Amount and (y) if the sum of (A) the Outstanding Liquidation Amount plus (B) the product obtained by multiplying 28.41% times an amount equal to the difference between (X) the Remaining Liquidation Distribution Amount minus (Y) the Outstanding Liquidation Amount (such sum, with respect to such distribution, the “Class B Liquidation Amount”) is less than the product of 68.81% times the Remaining Liquidation Distribution Amount, then an amount equal to 68.81% times the Remaining Liquidation Amount shall be paid to the holders of the Class B Units and the remaining portion of the Remaining Liquidation Distribution Amount shall be paid to the holders of the Class A Units (and among such holders, pro rata based on their relative Class A Percentage Interests as of the date of such distribution);

provided, however, that if a Participation Event has occurred as of the time of such distribution, 100% of any such distribution shall be paid to the holders of Class B Units.

4.2Tax Distributions.  If the Partnership has sufficient cash, as determined by the General Partner, the General Partner shall make tax distributions to the Partners.  The General Partner may declare any tax distributions to be made in cash to each Partner to satisfy all of such Partner’s estimated tax liability with respect to any taxable income of the Partnership allocated to such Partner pursuant to Article V.  Tax distributions, if made, shall be made at such times as are determined by the General Partner, but no less frequently than annually, and, if annually, by April 15 following each taxable year of the Partnership.  The General Partner shall determine the amount distributed to a Partner based upon the estimated amount of income or loss allocated to such Partner pursuant to Article V and the applicable tax rate.  If, in the discretion of the General Partner, there is insufficient cash available to provide all Partners with cash equal to the full amount of their estimated tax liability as described above, as determined by the General Partner, then tax distributions shall be made to the Partners pro rata in proportion to their respective liability.  Any distribution made to a Partner pursuant to this Section 4.2 shall be treated as an advance of the next succeeding distribution or distributions which would otherwise have been made to such Partner pursuant to Section 4.1(b) or 10.2(b).    If any portion of the tax advances made to any Partner pursuant to this Section 4.2 is not offset and repaid with distributions to such Partner pursuant to Sections 4.1 and 10.2(d), such Partner shall not be required to repay such advance to the Partnership, provided,  however, to the extent such Partner was allocated items of loss, deduction or credit by the Partnership after the date hereof in excess of the amount of allocations of income or gain that, in each case, were not previously taken into account in determining the amount of any tax advance pursuant to this Section 4.2, the Partner shall be required to repay such outstanding advance to the extent such items of available loss, deduction or credit (treated as applied before any other available loss, deduction or credit of such Partner that is not attributable to its interest in the Partnership) resulted in a reduction in its cash tax liability including as a refund of taxes (or the cash tax liability or refund of a direct or indirect equity holder of such Partner).

4.3Restriction on Distributions.  Notwithstanding anything to the contrary contained in this Agreement, unless the General Partner has first obtained the Unanimous Consent of the Board pursuant to the General Partner Company Agreement, the Partnership shall not make any distribution of cash or property to any holder of Class A Units under Section 4.1 unless, at the time of such distribution, no PIK Dividends (as defined in the Series B Certificate of Designations) are accrued and unpaid at such time.  This Section 4.3 shall not apply to tax distributions described in Section 4.2.

ARTICLE V PROFIT AND LOSS ALLOCATION

5.1Allocation Rules.

(a)Net Loss.  After taking into account the special allocations in Section 5.2, and the allocations provided in Section 5.1(c) for the fiscal year or other period, Net Loss (and items thereof) shall be allocated in a manner such that the Capital Account of each Partner, immediately after giving effect to such allocation, is, as nearly, as possible, equal (proportionately) to the amount of the distributions that would be made to such Partner pursuant to Section 4.1(b), if (i) the Partnership were dissolved and terminated; (ii) its affairs were wound up and each Partnership asset was sold for cash equal to its Book Value; (iii) all Partnership liabilities were satisfied (limited with respect to each nonrecourse liability to the Book Value of the assets securing such liability); and (iv) the net assets of the Partnership were distributed in accordance with Section 4.1(b) to the Partners immediately after giving effect to such allocation.

(b)Net Income and Simulated Gain.  After taking into account the special allocations in Section 5.2 and the allocations provided in Section 5.1(c) for the fiscal year or other period, Net Income (and items thereof) and Simulated Gain shall be allocated in a manner such that the Capital Account of each Partner, immediately after giving effect to such allocation, is, as nearly as possible, equal (proportionately) to the amount of the distributions that would be made to such Partner pursuant to Section 4.1(b), if (A) the Partnership were dissolved and terminated; (B) its affairs were wound up and each Partnership asset was sold for cash equal to its Book Value; (C) all Partnership liabilities were satisfied (limited with respect to each nonrecourse liability to the Book Value of the assets securing such liability); and (D) the net assets of the Partnership were distributed in accordance with Section 4.1(b) to the Partners immediately after giving effect to such allocation.

(c)Allocation of Simulated Basis, Simulated Depletion and Simulated Loss.  The Simulated Basis in each oil and gas property owned by the Partnership on the date of this Agreement and any Simulated Depletion or Simulated Loss calculated with respect thereto shall be allocated among the Partners based on their respective shares of the Partnership’s capital (within the meaning of Code Section 613A(c)(7)(D) and the Treasury Regulations promulgated thereunder) as of the time such oil and gas property is acquired by the Partnership, and shall be reallocated among the Limited Partners based on their respective shares of the Partnership’s capital, as determined immediately following the occurrence of an event giving rise to any adjustment to the Book Value of the Partnership’s oil and gas properties pursuant to the terms of this Agreement.

(d)Allocation in the fiscal year of the Class A Contribution and Class B Contribution. For the fiscal year of the Partnership in which both the Class A Contribution and the Class B Contribution are consummated, the Partnership shall determine the Partners’ distributive share of Partnership items by using the interim closing method described in Treasury Regulation Section 1.706-4©.

5.2Special and Regulatory Allocations.

(a)Minimum Gain Chargeback.  Notwithstanding any other provision of this ARTICLE V, if there is a net decrease in partnership minimum gain (as defined in Treasury Regulations Section 1.704-2(b)(2) and (d)) during any fiscal year of the Partnership, the Partners shall be specially allocated items of Partnership income and gain for such fiscal year (and, if necessary, subsequent fiscal years). in an amount equal to the portion of such Partner’s share of the net decrease in partnership minimum gain, determined in accordance with Treasury Regulations Section 1.704-2(f) and (g). This Section 5.2(a) is intended to comply with the minimum gain chargeback requirement in such section of the Treasury Regulations and shall be interpreted consistently therewith.

(b)Partner Minimum Gain Chargeback.  Notwithstanding any other provision of this ARTICLE V, if there is a net decrease in Partner nonrecourse debt minimum gain attributable to a Partner nonrecourse debt (as defined in Treasury Regulations Section 1.704-2(i)) during any fiscal year, each Partner shall be specially allocated items of Partnership income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to the portion of such Partner’s share of the net decrease in Partner nonrecourse debt minimum gain attributable to such Partner’s nonrecourse debt, determined in accordance with Treasury Regulations Section 1.704-2(i). This Section 5.2(b) is intended to comply with the minimum gain chargeback requirement in such section of the Treasury Regulations and shall be interpreted consistently therewith.

(c)Qualified Income Offset.  In the event any Partner unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Sections 1.704-1 (b)(2)(ii)(d)(4), (5) or (6), items of Partnership income and gain shall be specially allocated to each such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the deficit, if any, in such Partner’s Capital Account (as determined under Treasury Regulations Section 1.704-1 and after crediting such Capital Account for any amounts that such Partner is obligated to restore or is deemed obligated to restore pursuant to Treasury Regulations Section 1.704-2) as quickly as possible; provided that an allocation pursuant to this Section 5.2(c) shall be made only if and to the extent that such Partner would have such Capital Account deficit after all other allocations provided for in Sections 5.1 and 5.2  have been tentatively made as if this Section 5.2(c) were not in this Agreement.  This Section 5.2(c) is intended to comply with the qualified income offset provisions in Treasury Regulations Section 1.704-. 1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(d)Gross Income Allocation.  In the event any Partner has a deficit balance in such Partner’s Capital Account (as determined after crediting such Capital Account for any amounts that such Partner is obligated to restore or is deemed obligated to restore pursuant to Treasury Regulations Section 1.704-2), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate such deficit (as so determined) of such Partner’s Capital Account as quickly as possible; provided that an allocation pursuant to this Section 5.2(d) shall be made only if and to the extent that such Partner would have such Capital Account deficit (as so determined) after all other allocations provided for in Sections 5.1 and 5.2 (other than Section 5.2(c)) have been tentatively made as if this Section 5.2(d) were not in this Agreement.

(e)Loss Allocation Limitation.  No allocation of Net Loss (or items thereof) or Simulated Loss shall be made to any Partner to the extent that such allocation would create or increase a deficit in such Partner’s Capital Account (as determined after debiting such Capital Account for the items described in Treasury Regulations Section 1.704-1 (b)(2)(ii)(d)(4),(5) and (6) and crediting such Capital Account for any amounts that such Partner is obligated to restore or is deemed obligated to restore pursuant to Treasury Regulations Section 1.704-2).

5.3Tax Allocation.

(a)General Rules.  Except as otherwise provided in Section 5.3(c) and 5.3(d), for each fiscal year, items of Partnership income, gain, loss, deduction and expense shall be allocated, for federal, state and local income tax purposes, among the Partners in the same manner as the Net Income (and items thereof) or Net Loss (and items thereof) of which such items are components were allocated pursuant to Section 5.1.

(b)Section 613A(c)(7)(D) of the Code. The deduction for depletion with respect to each separate oil and gas property (as defined in Section 614 of the Code) shall in accordance with Section 613A(c)(7)(D) of the Code be computed separately by the Partners rather than the Partnership. For such purpose, except as provided in Section 5.3(c), the adjusted tax basis of each such property shall be allocated among the Partners in the same manner in which the Simulated Basis of such property is allocated. Each Partner shall separately keep records of its share of the adjusted tax basis in each separate oil and gas property, adjust such share of the adjusted tax basis for any cost or percentage depletion allowable with respect to such property and use such adjusted tax basis in the computation of its cost depletion or in the computation of its gain or loss on the disposition of such property by the Partnership.

(c)Section 704(c) of the Code. Income, gains, losses and deductions with respect to any property (other than cash) contributed or deemed contributed to the capital of the Partnership shall, solely for income tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its fair market value at the time of the contribution or deemed contribution in accordance with Section 704(c) of the Code and the Treasury Regulations promulgated thereunder, Such allocations shall be made in such manner and utilizing such permissible tax elections at the discretion of the General Partner in its capacity as the Tax Matters Partner. If there is a revaluation of Partnership property pursuant to the definition of Book Value (including upon execution of this Agreement), subsequent allocations of income, gains, losses or deductions with respect to such property shall be allocated among the Partners so as to take account of any variation between the adjusted tax basis of such property to the Partnership for federal income tax purposes and its fair market value in accordance with Section 704(c) of the Code and the Treasury Regulations promulgated thereunder. Such allocations shall be made in such manner and utilizing such permissible tax elections at the discretion of the General Partner in its capacity as the Tax Matters Partner.

(d)Allocation with respect to the Founder Notes.  For the avoidance of doubt and notwithstanding anything to the contrary stated herein, any gross income recognized by the Partnership in connection with the subordination of the Founder Notes shall not be offset by any loss of the Partnership and shall be treated as an item of gross income of a taxable period prior to the date hereof, and as such the Class A Limited Partners and the Class B Limited Partner hereby agree that such item of gross income shall be allocated in its entirety to the Class A Limited Partners and not to the Class B Limited Partner. The Class A Limited Partners hereby agree to indemnify the Class B Limited Partner for any tax cost arising out of or relating to the subordination of the Founder Notes.

(e)Capital Accounts Not Affected.  Allocations pursuant to this Section 5.3 are solely for federal, state and local tax purposes and shall not affect, or in any way be taken into account, in computing any Partner’s Capital Account or allocable share of Net Income (or items thereof) or Net Loss (or items thereof).

5.4Withholding.  Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that it determines to be necessary or appropriate to cause the Partnership to comply with any foreign or United States federal, state or local withholding or deduction requirement with respect to any allocation, payment or distribution by the Partnership to any Partner or other Person. All amounts so withheld, and, in the manner determined by the General Partner in its discretion, amounts withheld with respect to any allocation, payment or distribution by any Person to the Partnership, shall be treated as distributions to the applicable Partners under the applicable provisions of this Agreement. If any such withholding requirement with respect to any Partner exceeds the amount distributable to such Partner under the applicable provision of this Agreement, or if any such withholding requirement was not satisfied with respect to any amount previously allocated or distributed to such Partner, such Partner and any successor or assignee with respect to such Partner’s Units hereby indemnifies and agrees to hold harmless the General Partner and the Partnership for such excess amount or such withholding requirement, as the case may be.

ARTICLE VI Capital Contributions

6.1Class A Contribution.  Immediately prior to the execution and delivery of this Agreement, the Class A Limited Partners made the Class A Contribution and the Predecessor Class A Units associated therewith were extinguished and terminated.

6.2Class B Contribution.  AMIH shall make the Class B Contribution in connection with the execution and delivery of this Agreement.

6.3Subsequent Capital Contributions.  Notwithstanding anything to the contrary contained herein, no Class A Management Limited Partner shall be permitted or required to make any Capital Contribution to the Partnership without the consent of the General Partner.  The Class B Limited Partner shall have the right to make capital contributions to the Partnership from time to time in such amounts and at such times as determined by the General Partner.

ARTICLE VII Capital Accounts

7.1Capital Account.  There shall be established and maintained for each Partner a separate capital account (“Capital Account”), which as of the Effective Date shall reflect the amounts described in ARTICLE VI and is attached hereto as Schedule I.    There shall be added to the Capital Account of each Partner (i) such Partner’s Capital Contributions and (ii) such Partner’s distributive share of Net Income and any item in the nature of income or gain that is specially allocated to the Partner pursuant to Section 5.2.  There shall be subtracted from the Capital Account of each Partner (x) the amount of any money, and the fair market value of any other property, distributed to such Partner and (y) such Partner’s distributive share of Net Losses and any item in the nature of loss or expense that is specially allocated to such Partner pursuant to Section 5.2. The foregoing provision and other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulations.

7.2Transfer of Units.    A transferee of any Unit shall succeed to the Capital Account of the transferor Partner to the extent it relates to the Transferred Units.

ARTICLE VIII Management; Indemnification

8.1Management of Partnership Affairs.    Except as is otherwise provided for in this Agreement or by non-waivable provisions of applicable law, the General Partner shall have full, complete, and exclusive authority to manage and control the business, affairs, and properties of the Partnership, to make all decisions regarding the same, and to perform any and all other acts or activities customary or incident to the management of the Partnership’s business.  Except as is otherwise provided for in this Agreement or the TBOC, the Limited Partners shall not participate in the control of the business affairs of the Partnership, transact any business on behalf of the Partnership, or have any power or authority to bind or obligate the Partnership.

8.2GP Units. The General Partner’s interest in the Partnership shall be represented by Class A Units and GP Units.  GP Units shall constitute a non-economic interest in the Partnership and shall not receive distributions pursuant to Section 4.1(b).  The General Partner may not Transfer GP Units except pursuant to a Liquidity Event described in Section3.6(a)(i), or Class A Units except pursuant to the provisions of Section 3.5, in each case either directly or indirectly, by assignment, merger, consolidation or otherwise.

8.3Officers.  The General Partner may from time to time designate officers of the Partnership to carry out the day-to-day business of the Partnership.  Any officer may be removed as such at any time by the General Partner, either with or without cause, in the discretion of the General Partner, provided that such removal shall be without prejudice to the contract rights, if any, of the Person so removed.  Designation of an officer shall not of itself create contract rights.

8.4Expenses in Connection with Organization of the Partnership.  The Partnership shall be responsible for all out-of-pocket fees, costs and expenses actually incurred by the General Partner and its Affiliates and paid to third parties in connection with: (a) maintaining the continued organization and existence of the Partnership; (b) the qualification of the Partnership to do business in any state in which the General Partner determines that such qualification is advisable; (c) the legal (including tax advice) and accounting fees and disbursements of the Partnership; and (d) other out-of-pocket expenses of a similar nature incurred by the General Partner or its Affiliates and paid to third parties in connection with such activities.

8.5Reimbursement of Expenses.  The General Partner shall be entitled to reimbursement by the Partnership from time-to-time for all out-of-pocket expenses which are incurred by the General Partner and paid to third parties in connection with the business and affairs of the Partnership.

8.6Nature of Relationship.  Except as is otherwise provided in this Agreement, the General Partner shall perform its duties with respect to the Partnership in good faith and in the best interests of the Partnership and shall devote such time and effort to the Partnership business and operations as is reasonably necessary to manage the affairs of the Partnership prudently.  The General Partner is liable for acts, errors, or omissions in performing its duties with respect to the Partnership only if such performance is conducted in bad faith or with gross negligence.  THE GENERAL PARTNER IS NOT LIABLE FOR ACTS, ERRORS, OR OMISSIONS IN PERFORMING ITS DUTIES IN ANY CAPACITY WITH RESPECT TO THE PARTNERSHIP FOR ANY OTHER REASON, INCLUDING THE GENERAL PARTNER’S SOLE, PARTIAL, OR CONCURRENT NEGLIGENCE.

8.7Indemnification.

(a)To the fullest extent permitted by applicable law, neither the General Partner, the Limited Partners, their respective affiliates, nor their respective partners, employees,

officers, directors, members, managers or agents will be liable to the Partnership, whether for breach of contract, breach of duties (including fiduciary duties) or otherwise, for (a) any act or omission taken or suffered by such persons  in connection with the conduct of the affairs of the Partnership, unless such act or omission resulted from fraud, bad faith, willful misconduct or gross negligence by such persons; (b) any action or omission taken or suffered by any other Limited Partner; (c) good faith reliance on the provisions of the Agreement; (d) any change in federal, state or local or foreign income tax laws, or in interpretations thereof, as they apply to the Partnership or the Partners, whether such change occurs through legislative, judicial or administrative action; or (e) any act or omission suffered or taken by such persons on behalf of the Partnership or in furtherance of the interests of the Partnership in good faith in reliance upon and in accordance with the advice of legal counsel or accountants provided such counsel or accountants was selected with reasonable care.

(b)To the fullest extent permitted by applicable law, the Partnership will indemnify and hold harmless the General Partner and the Limited Partners, and may, in the sole judgment of the General Partner, affiliates of the General Partner and the Limited Partners, and their respective partners, members, officers, directors, managers, employees, agents, owners and stockholders (collectively, the “Indemnified Parties”) from and against any and all claims, liabilities, damages, losses, costs and expenses of any nature whatsoever, known or unknown, liquidated or unliquidated, that are incurred by any Indemnified Party and arise out of or in connection with the affairs of the Partnership or in connection with the Partnership’s business or the performance by such Indemnified Party of any of the Partnership’s responsibilities under the Agreement (the “Indemnified Expenses”); provided, however, an Indemnified Party will not be entitled to indemnification if and to the extent that there is a final adjudication, in an underlying action or proceeding in which the Indemnified Expenses were incurred, that the Indemnified Party’s conduct constituted fraud, bad faith, willful misconduct or gross negligence. Notwithstanding the foregoing and subject to applicable law, Partners will not be individually obligated with respect to such indemnification beyond their respective unreturned capital contributions to the Partnership. The Partnership may, in the judgment of the General Partner, pay or reimburse the Indemnified Expenses reasonably incurred by an Indemnified Party that may be subject to a right of indemnification as such expenses are incurred in advance of any final disposition.

8.8Power of Attorney.  Each Limited Partner hereby appoints the General Partner as such Partner’s true and lawful attorney-in-fact for the purpose of executing, swearing to, acknowledging, and delivering all certificates, documents, and other instruments as may be necessary, appropriate, or advisable in the judgment of the General Partner in furtherance of the business of the Partnership or complying with applicable law.  Such power shall be irrevocable and is coupled with an interest.  Upon request by the General Partner, any Partner shall confirm its grant of such power of attorney or any use thereof by the General Partner or shall execute, swear to, acknowledge and deliver any such certificate, document, or other instrument.

8.9Other Activities.  Neither this Agreement nor the relationship created hereby shall preclude or limit, in any respect, the right of the Partners to engage, directly or indirectly, through participation, investment, or otherwise, in any opportunity or business of any type, including those that may be the same as or similar to the Partnership or its business, those that compete with the Partnership, and those in which the Partnership has invested.  The Partners shall not have any obligation to offer to the Partnership or any other Partner the right to participate in any such activity.  Neither the Partnership nor any Partner shall have any right, by virtue of this Agreement or the relationship created by this Agreement, with respect to any such activity.

ARTICLE IX WITHDRAWAL, REMOVAL, BANKRUPTCY, ETC.

9.1Voluntary Withdrawal.  The General Partner does not have the right to withdraw from the Partnership as a general partner.  The General Partner agrees that it will not voluntarily withdraw from the Partnership as a general partner within the meaning of Section 153.155 of the TBOC, and any such voluntary withdrawal shall be a violation of this Agreement.  If the General Partner voluntarily withdraws from the Partnership in violation of this covenant, the withdrawal will not be effective until the ninetieth (90th) day following notice of the withdrawal to all other Partners or such later date as the notice may specify.

9.2Consequence of Wrongful Withdrawal.  If a General Partner wrongfully withdraws from the Partnership, including but not limited to in violation of Section 9.1, the Partnership may (i) recover damages from the withdrawing General Partner, including, without limitation, the reasonable cost of obtaining replacement of the services that the General Partner is obligated to perform, (ii) pursue any other remedies available under applicable law, and/or (iii) effect the recovery of damages by offsetting those damages against the amount otherwise distributable to that General Partner.

9.3No Conversion of Interest.  Simultaneously with an event of withdrawal (as defined under Section 153.155 of the TBOC) with respect to the General Partner, the former General Partner’s GP Units shall not automatically convert into that of a Limited Partner having a right to receive distributions from the Partnership.  Following an event of withdrawal with respect to the General Partner, the Class B Limited Partner shall select a new General Partner in accordance with Section 9.5.  The new General Partner shall be admitted to the Partnership as a General Partner effective immediately prior to the existing General Partner ceasing to be a General Partner.  For the avoidance of doubt, upon an event of withdrawal with respect to the General Partner, the General Partner shall continue to hold its Class A Units.

9.4Removal of the General Partner.  The General Partner may be removed from the Partnership by the Class B Limited Partner acting with the Unanimous Consent of its Board.

9.5New General Partner.  Any action for removal is conditioned on a new General Partner, selected by the Class B Limited Partner, being admitted to the Partnership immediately prior to the effective date of such removal.  In connection with such admission, the new General Partner shall (i) make or agree to make such Capital Contributions as all of the Limited Partners specify in exchange for GP Units and (ii) execute a written instrument pursuant to which it agrees to be bound by this Agreement, specifies its address for notice, and makes such representations, warranties, and covenants as the Limited Partners specify.  The new General Partner so selected shall be admitted to the Partnership as a General Partner on such terms, and the removal of the former General Partner is effective only immediately subsequent to that admission.

ARTICLE X Dissolution; Liquidation

10.1Events Giving Rise to Dissolution.

(a)The Partnership shall dissolve upon the first to occur of any of the following events or occurrence, and upon no other event or occurrence:

(i)any event that makes it unlawful for the business of the Partnership to be carried on by the General Partner; or

(ii)at the election of the General Partner; or

(iii)at any time there are no Limited Partners of the Partnership unless the Partnership is continued in accordance with the TBOC; or

(iv)the entry of a decree of judicial dissolution under Subchapter B of Section 11 of the TBOC.

(b)To the extent permitted by the TBOC and the law, each Limited Partner irrevocably waives any right it may have to maintain any action for dissolution of the Partnership.

10.2Liquidation.  Upon dissolution of the Partnership, the General Partner shall serve as the liquidator and the assets of the Partnership shall be liquidated and the proceeds thereof shall be applied in the following order:

(a)to the satisfaction (whether by payment or the making of reasonable provision for payment) of the Partnership’s liabilities to creditors in the order of priority required by law, including the creation of a reasonable reserve for reasonably foreseeable contingent liabilities to be distributed when and as the General Partner determines; and

(b)thereafter to the Partners in accordance with the terms of Section 4.1(b), which is intended to be consistent with a liquidation in accordance with relative Capital Account balances.

ARTICLE XI Miscellaneous Provisions

11.1Amendments.  This Agreement or the Certificate may be amended, modified, supplemented, or restated at any time at the election of the General Partner and any such amendment, modification, supplement or restatement shall be binding upon the Limited Partners without further action or consent of the Limited Partners; provided, however, that (i) any such amendment, modification, supplement, restatement or waiver that by its explicit terms would alter or change the rights, obligations, powers or preferences specific to any series of Units in a disproportionate and adverse manner (financially or otherwise) compared to the rights, obligations, powers and preferences specific to other series of Units shall require the prior written consent of Limited Partners holding a majority of the series of Units so disproportionately and adversely affected, (ii) any such amendment, modification, supplement, restatement or waiver that by its explicit terms would alter or change the rights, obligations, powers or preferences of any Limited Partner in its capacity as a holder of a specific series of Units in a disproportionate and adverse manner compared to other Limited Partners in their capacities as holders of the same series of Units shall require the prior written consent of such Limited Partner so disproportionately and adversely affected.

11.2Confidentiality.  Each Limited Partner agrees that, except as required by law or consented to in writing by the Partnership, it will, and will cause its directors, officers, employees, representatives and/or agents (collectively, “Representatives”) to, keep strictly confidential all information concerning the Partnership or its business, properties or plans; provided, however, that the foregoing shall not apply to (a) any Limited Partner in such Limited Partner’s capacity as an officer or director of the Partnership, (b) any information that is or becomes generally available to the public (other than as a result of a disclosure directly or indirectly by such Limited Partner or its Representatives in violation hereof), (c) any disclosure of information to the investors, limited partners or potential investors of any Limited Partner as such Limited Partner may reasonably deem necessary or appropriate, (d) any information the disclosure of which is required by law, provided that the Limited Partner promptly notifies the Partnership of, and takes reasonable steps to minimize the extent of, any such required disclosure or (e) any disclosure of information to lenders or prospective or permitted assignees of any Limited Partner, provided that any such lender or prospective or permitted assignee has agreed in writing to be bound by, or is already bound by, confidentiality obligations reasonably comparable in the aggregate to the provisions contained in this Section 11.2.

11.3Incorporated Documents.  The Stockholders Agreement and the Series B Certificate of Designations are incorporated by reference herein and made a part hereof.  Each of the Stockholders Agreement and the Series B Certificate of Designations is on file with the Partnership at its principal executive office and will be provided to the Limited Partners upon their written request.  The Stockholders Agreement shall continue to be incorporated into this agreement notwithstanding the termination of such agreement pursuant to Section 29 thereof.  The Series B Certificate of Designations shall continue to be incorporated into this Agreement notwithstanding the partial or complete conversion of all of the preferred stock established thereby.

11.4Notices.

(a)Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or required to be given hereunder shall be in writing and shall be deemed to be duly given if personally delivered or mailed by certified mail, return receipt requested, or nationally recognized overnight delivery service with proof of receipt maintained, at the following addresses (or any other address that any such party may designate by written notice to the other parties):

(i)if to the Partnership, at its administrative address pursuant to Section 2.5; and

(ii)if to a Person who is a Limited Partner, to the address given for such Limited Partner on Schedule I hereto.

(b)Any such notice shall, if delivered personally, be deemed received upon delivery; shall, if delivered by certified mail, be deemed received upon the earlier of actual receipt thereof or five Business Days after the date of deposit in the United States mail, as the case may be; and shall, if delivered by nationally recognized overnight delivery service, be deemed received upon the first Business Day after the date of deposit with the delivery service.

(c)Whenever any notice is required to be given by applicable law, the Certificate or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

11.5Entire Agreement.  This Agreement, the Exhibit and Schedule thereto, the Series B Certificate of Designations and the Stockholders Agreement embody the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersede all prior agreements or understandings (whether written or oral), with respect to the subject matter hereof.

11.6Further Assurances.  In connection with this Agreement, the Partnership and each Limited Partner shall execute and deliver all such future instruments and take such other and further action as may be reasonably necessary or appropriate to carry out the provisions of this Agreement and the intention of the parties as expressed herein.

11.7Tax Matters.  The General Partner shall be designated the tax matters partner under Section 6231 of the Code (the “Tax Matters Partner”).  The Tax Matters Partner is authorized to take such actions and to execute and file all statements and forms on behalf of the Partnership which may be permitted or required by the applicable provisions of the Code or Treasury Regulations issued thereunder.  The Tax Matters Partner is authorized to make any election permissible under law (including the election under Section 754 of the Code) that is in its sole and reasonable determination in the best interests of the Partnership and the Tax Matters Partner shall solely determine the manner in which, in the event of a transfer of all or part of a Partner’s Units, the shares of Net Income and Net Losses are allocated between the transferor and the transferee, provided that such manner is not inconsistent with the applicable provisions of the Code and the Treasury Regulations.  The Tax Matters Partner shall have full and exclusive power and authority on behalf of the Partnership to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith.  The Tax Matters Partner shall keep the Limited Partners informed as to the status of any audit of the Partnership’s tax affairs, and shall take such action as may be necessary to cause any Limited Partner so requesting to become a “notice partner” within the meaning of Section 6223 of the Code.

11.8Governing Law; Severability; Jurisdiction.

(a)Governing Law. This Agreement and any claim, controversy or dispute arising under or related in any way to this Agreement, the transactions leading to this Agreement or contemplated hereby, and/or the interpretation and enforcement of the rights and duties of the parties hereunder or related in any way to the foregoing, shall be governed by and construed in accordance with the internal, substantive laws of the State of Texas applicable to agreements entered into and to be performed solely within such state without giving effect to the principles of conflict of laws thereof.

(b)CONSENT TO JURISDICTION AND SERVICE OF PROCESS.  ANY PROCEEDING ARISING UNDER OR RELATED IN ANY WAY TO THIS AGREEMENT, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER OR RELATED IN ANY WAY TO THE FOREGOING MAY ONLY BE INSTITUTED IN THE State or FEDERAL COURTS OF THE State of Delaware AND EACH PARTY WAIVES ANY OBJECTION WHICH SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING, AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH PROCEEDING.  SERVICE OF PROCESS WITH RESPECT THERETO MAY BE MADE UPON a party hereto BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS AS PROVIDED IN SECTION 11.4.

(c)WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 11.9(C).

(d)In the event of a direct conflict between the provisions of this Agreement and (i) any provision of the Certificate or (ii) any mandatory, non-waivable provision of the TBOC, such provision of the Certificate or the TBOC shall control.  If any provision of the TBOC provides that it may be varied or superseded in the agreement of a limited partnership (or otherwise by agreement of the partners or General Partners of a limited partnership), such provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter.

(e)If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.  Furthermore, in lieu of each such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

11.9Binding Effect.  Subject to the restrictions on Transfer set forth in this Agreement, this Agreement shall be binding upon and shall inure to the benefit of the Partnership and each Limited Partner and their respective heirs, permitted successors, permitted assigns, permitted distributees and legal representatives; and by their signatures hereto, the Partnership and each Limited Partner intends to and does hereby become bound.  Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any Person other than the parties hereto and their respective permitted successors and assigns any legal or equitable right, remedy or claim under, in or in respect of this Agreement or any provision herein contained.  The rights under this Agreement may be assigned by a Limited Partner to a transferee of all or a portion of such Limited Partner’s Units transferred in accordance with this Agreement (and shall be assigned to the extent this Agreement requires such assignment), but only to the extent of such Units so transferred; it being understood that the assignment of any rights under this Agreement shall not constitute admission to the Partnership as a Limited Partner unless and until such transferee is duly admitted as a Limited Partner in accordance with this Agreement.

11.10Severability.  If any provisions contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not invalidate the entire Agreement.  Instead, such provision shall be deemed to be modified to the extent necessary to render it valid and enforceable and if no such modification shall render it valid and enforceable then the Agreement shall be construed as if not containing such provision.

11.11Time of the Essence.  Time is of the essence with respect to this Agreement.

11.12No Third Party Beneficiaries.  Except for the provisions of Section 3.9, which may be enforced solely by any Highbridge Holder, nothing herein expressed or implied is intended to confer upon any person, other than the parties hereto or their respective permitted assigns, successors, heirs and legal representatives, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

11.13Counterparts.  This Agreement may be executed in counterparts and all such counterparts shall be construed together to form a single document.

11.14Spousal Joinder.  If a Class A Limited Partner is an individual, such Class A Limited Partner acknowledges, on his own behalf and on behalf of his spouse, (i)  that they are fully aware of, understand and fully consent and agree to the provisions of this Agreement and its binding effect upon any community property or similar marital property interests in the Units that they may now or hereafter own and (ii) that they agree that the termination of their marital relationship with such Limited Partner for any reason shall not have the effect of removing any

Units otherwise subject to this Agreement from the coverage hereof.  The spouse of each Class A Limited Partner, by executing or acknowledging the Spousal Joinder in form attached as Exhibit A hereto, represents to all other parties that he or she has read this Agreement, understands the effect of the same on his or her interest, if any, in the Units and agrees to be bound by the terms of this Agreement.  If any Limited Partner becomes married subsequent to the Effective Date of this Agreement, he or she shall, as soon as practical after such marriage, obtain the acknowledgement of his/her spouse to this Agreement.  In addition, each Class A Limited Partner and his spouse, as applicable, acknowledges that (A) the Partnership has recommended to each of them that they obtain individual, independent legal advice concerning the terms of this Agreement and the advisability of entering into this Agreement prior to executing it and (B) they have either done so or voluntarily elected not to do so.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned has caused this counterpart signature page to the Limited Partnership Agreement of Alta Mesa Holdings, LP to be duly executed as of the date first above written.

ALTA MESA HOLDINGS GP, LLC
a Texas limited liability company

By:	/s/ Harlan H. Chappelle
Harlan H. Chappelle,
President and Chief Executive Officer

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CLASS B LIMITED PARTNER:

ALTA MESA INVESTMENT HOLDINGS INC.,
a Delaware corporation

By:	/s/ Harlan H. Chappelle
Harlan H. Chappelle,
President and Chief Executive Officer

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CLASS A LIMITED PARTNERS:

Alta Mesa Resources, LP,
a Texas limited partnership

By:	Alta Mesa Resources GP, LLC,
a Texas limited liability company,
its sole General Partner

By:	/s/ Harlan H. Chappelle
Harlan H. Chappelle,
Chief Executive Officer

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Galveston Bay Resources Holdings, LP,,
a Texas limited partnership

By:	Galveston Bay Resources Holdings GP, LLC,
a Texas limited liability company,
its sole General Partner

By:	/s/ Harlan H. Chappelle
Harlan H. Chappelle,
Chief Executive Officer

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Petro Acquisitions Holdings, LP,
a Texas limited partnership

By:	Petro Acquisitions Holdings GP, LLC,
a Texas limited liability company,
its sole General Partner

By:	/s/ Harlan H. Chappelle
Harlan H. Chappelle,
Chief Executive Officer

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Petro Operating Company Holdings, Inc.,
a Florida corporation

By:	/s/ Harlan H. Chappelle
Harlan H. Chappelle,
President

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/s/ Harlan H. Chappelle
HARLAN H. CHAPPELLE

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/s/ Dale Hayes
DALE HAYES

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RBS EQUITY CORPORATION

By:	/s/ Robert McClorey
Robert McClorey
Vice President

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MACQUARIE AMERICAS CORP.,
a Delaware corporation

By:	/s/ Brian B. Hughes
Brian B. Hughes
Director

By:	/s/ Paul B. Beck
Paul B. Beck
Director

End of Signatures.